UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 22, 2023

Altice USA, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State of Incorporation)

001-38126		38-3980194
(Commission File Number)		(IRS Employer Identification Number)

1 Court Square West
Long Island City,	New York	11101
(Address of principal executive offices)		(Zip Code)

(516) 803-2300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, par value $0.01 per share	ATUS	New York Stock Exchange

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective March, 1, 2023, Michael Grau, the Chief Financial Officer (“CFO”) of Altice USA, Inc. (the “Company”) will cease his service as CFO, and Marc Sirota will be appointed as the Company’s new CFO. To assist with the transition of the CFO role, Mr. Grau will remain employed by the Company as a Senior Advisor to the CEO until July 3, 2023 and thereafter will provide advisory services to the Company as a non-employee consultant until March 31, 2024, in each case pursuant to the terms of a Transition Agreement, dated February 22, 2023, between Mr. Grau and the Company (the “Transition Agreement”), described further below.

Until joining the Company in February 2023 as CFO Telecommunications, since 2000, Mr. Sirota, 52, served in various senior roles at Comcast Corporation, including as CFO at Division and Regional levels, Cable Assistant Controller, and Senior Vice President of Enterprise Business Intelligence. Prior to his employment with Comcast Corporation, Mr. Sirota was employed as an audit manager with Deloitte Touche Tohmatsu Limited. Mr. Sirota received his Bachelor of Science in accounting from Bloomsburg University of Pennsylvania and has completed executive studies at the Wharton School of Management. Mr. Sirota is a certified public accountant.

Pursuant to the offer letter, dated February 5, 2023 (as amended), between Mr. Sirota and the Company (the “Offer Letter”), Mr. Sirota will receive: (i) an annual base salary of $500,000; (ii) an annual target bonus opportunity of 100% of base salary, subject to continued employment through the date of payment; and (iii) beginning in 2024, eligibility to participate in the Company’s annual long-term incentive program, with an annual target award opportunity of $2,000,000. In connection with his hire by the Company, Mr. Sirota will receive: (I) a sign-on cash bonus of $200,000 (reimbursable upon voluntary resignation or for Cause termination prior to the second anniversary of start date); (II) an initial equity grant of restricted stock units with an aggregate grant date value of $3,000,000, vesting in equal installments on March 1, 2024, March 1, 2025 and March 1, 2026; (III) a cash performance award with an aggregate grant date value of $3,000,000, with an anticipated vesting date in March 2026 subject to achievement of certain Company financial and performance metrics to be determined by the Board; and (IV) executive-level relocation benefits, including monthly installment payments of $20,000 for up to six months. These compensation terms remain unchanged in connection with Mr. Sirota’s appointment as CFO of the Company.

If Mr. Sirota’s employment with the Company is terminated by the Company without Cause (as defined in the Offer Letter), Mr. Sirota will be entitled to receive separation benefits under the Company’s Severance Plan, subject to his execution of a separation agreement and release of claims in favor of the Company, which will include: (i) 12 months of continued base salary; (ii) payment of any earned but unpaid annual bonus for the year prior to his termination and, if termination occurs on or after July 1, a prorated annual bonus based on actual business performance for the year in which his termination occurs but without adjustment for personal performance, in each case payable when such annual bonuses are paid to similarly situated employees of the Company; and (iii) three months of Company-subsidized COBRA coverage.

There are no understandings or arrangements between Mr. Sirota and any other person pursuant to which Mr. Sirota was appointed to serve as CFO. There are no existing relationships between Mr. Sirota and any person that would require disclosure pursuant to Item 404(a) of Regulation S-K or any familial relationships that would require disclosure under Item 401(d) of Regulation S-K.

Pursuant to the Transition Agreement, while employed as Senior Advisor to the CEO, Mr. Grau will continue to receive his current annual base salary of $400,000 and will remain eligible to participate in the Company’s benefit plans. Upon his separation of employment, subject to his compliance with restrictive covenants in favor of the Company and execution of a release of claims against the Company, Mr. Grau will be entitled to receive: (i) $400,000, payable in installments over the 12-month period following separation of employment; (ii) his prorated annual bonus for 2023 (target of 100% of base salary) based on actual business performance but without adjustment for personal performance, payable when such annual bonuses are paid to similarly situated employees of the Company; (iii) three months of Company-subsidized COBRA coverage; and (iv) outplacement services. In addition, as compensation for Mr. Grau’s services to the Company as a consultant, Mr. Grau will remain eligible to vest in the equity awards granted to him by the Company and outstanding as of July 3, 2023 in accordance with the terms of such awards while providing such services to the Company through the date on which Mr. Grau’s consulting services terminate.

The above descriptions of the Transition Agreement and Offer Letter are summaries, and the full agreements (or forms thereof) will be filed with the Company’s next Quarterly Report on Form 10-Q.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTICE USA, INC.

Dated: February 22, 2023	By:	/s/ Michael E. Olsen
Michael E. Olsen
EVP, General Counsel and Secretary